Exhibit 8(a)(1)

UNIFIED TRANSFER AGENCY, DIVIDEND DISBURSING AGENCY AND

SHAREHOLDER SERVICING AGENCY AGREEMENT

THIS TRANSFER AGENCY, DIVIDEND DISBURSING AGENCY AND SHAREHOLDER SERVICING AGENCY AGREEMENT (this “Agreement”) by and between each of the registered investment companies executing this Agreement on the signature page, on behalf of itself and each of its respective series (collectively, the “Funds”), each such Fund being either a Maryland corporation or a Massachusetts or Delaware business trust, and having its principal place of business at 800 Scudders Mill Road, Plainsboro, New Jersey 08536, and Financial Data Services, Inc. (“FDS”), a Florida corporation having its principal place of business at 4800 Deer Lake Drive East, Jacksonville, Florida 32246.

WITNESSETH:

WHEREAS, the Funds desire that FDS perform certain registrar and transfer agency services for the Funds.

NOW THEREFORE, in consideration of mutual covenants contained in this Agreement, the Funds and FDS agree as follows:

1. Appointment of FDS as Transfer Agent, Dividend Disbursing Agent and Shareholder Servicing Agent.

a. The Funds hereby appoint FDS to act as Transfer Agent, Dividend Disbursing Agent and Shareholder Servicing Agent for the Funds upon, and subject to, the terms and provisions of this Agreement.

b. FDS hereby accepts the appointment as Transfer Agent, Dividend Disbursing Agent and Shareholder Servicing Agent for the Funds, and agrees to act as such upon, and subject to, the terms and provisions of this Agreement.

2. Definitions.

a. In this Agreement:

(I) The term “Act” means the Investment Company Act of 1940 as amended from time to time and any rule or regulation thereunder;

(II) The term “Account” means any account of a Shareholder, or, if the shares are held in an account in the name of a Broker-Dealer, as defined below, for the benefit of an identified person, such account;

(III) The term “application” means an application made by a Shareholder or prospective Shareholder respecting the opening of an Account;

(IV) The term “Fund Distributor” means FAM Distributors, Inc., a Delaware corporation;

(V) The term “Broker-Dealer” means a registered broker-dealer, or bank, trust company, or other financial intermediary that is not required to register as a broker-dealer, that sells or administers shares of the Funds pursuant to a selected dealer or other agreement with the Fund Distributor;

(VI) The term “MLPF&S” means Merrill Lynch, Pierce, Fenner & Smith Incorporated or any of its broker-dealer affiliates;

(VII) The term “Officer’s Instruction” means an instruction in writing given on behalf of the Fund to FDS, and signed on behalf of the Fund by the President, any Vice President, the Secretary or the Treasurer of the Fund;

(VIII) The term “Omnibus Account” means a single Account in the name of a Broker-Dealer for the benefit of such Broker-Dealer’s several customers;

(IX) The term “Prospectus” means the Prospectus and the Statement of Additional Information of the Fund as from time to time in effect;

(X) The term “Shares” means shares of beneficial interest of the Funds, if any such Fund is a business trust organized under Massachusetts or Delaware law, or shares of common stock, if such Fund is a Maryland corporation, irrespective of class or series;

(XI) The term “Shareholder” means the holder of record of Shares; and

(XII) The term “Subaccount” shall mean the account on the books of a Broker-Dealer of its customer for whose benefit the Broker-Dealer holds Shares of a Fund in an Omnibus Account.

3. Duties of FDS as Transfer Agent, Dividend Disbursing Agent and Shareholder Servicing Agent.

a. Subject to the succeeding provisions of the Agreement, FDS hereby agrees to perform the following functions as Transfer Agent, Dividend Disbursing Agent and Shareholder Servicing Agent for the Fund:

(I) Issuing, transferring and redeeming Shares;

(II) Opening, maintaining, servicing and closing Accounts held directly at the transfer agent;

(III) Acting as agent for the Funds’ Shareholders and/or customers of a Broker-Dealer in connection with Omnibus Accounts (but only to the extent subaccounting services have not been delegated by Fund Distributor to a nonaffiliated Broker-Dealer), upon the terms and subject to the conditions contained in the Prospectus and application relating to the specific Omnibus Account;

(IV) Acting as agent of the Funds and/or a Broker-Dealer, maintaining such records as may permit the imposition of such contingent deferred sales charges and/or redemption fees as may be described in the Prospectus, including such reports as may be reasonably requested by a Fund with respect to such Shares as may be subject to a contingent deferred sales charge and/or redemption fee (but only to the extent such services have not been delegated by Fund Distributor to a nonaffiliated Broker-Dealer);

(V) Upon the redemption of Shares subject to such a contingent deferred sales charge or redemption fee, calculating and deducting from the redemption proceeds thereof the amount of such charge or fee in the manner set forth in the applicable Prospectus (but only to the extent such services have not been delegated by Fund Distributor to a nonaffiliated Broker-Dealer) and forwarding such amounts monthly to the Fund Distributor, in the case of a contingent deferred sales charge, or to the Fund, in the case of a redemption fee;

(VI) Exchanging the investment of a Shareholder into, or from the shares of other open-end investment companies or other series portfolios of a Fund if and to the extent permitted by the applicable Prospectus at the direction of such Shareholder;

(VII) Processing redemptions;

(VIII) Examining and approving legal transfers;

(IX) Furnishing such confirmations of transactions relating to Shareholders’ Shares as required by applicable law (but only to the extent such services have not been delegated by Fund Distributor to a nonaffiliated Broker-Dealer);

(X) Acting as agent for the Funds with respect to furnishing each direct Shareholder such appropriate periodic statements relating to Accounts, together with additional enclosures, including appropriate income tax information and income tax forms duly completed, as required by applicable law, as well as furnishing such information to each Broker-Dealer to enable the Broker-Dealer to provide such information to its customers;

(XI) Acting as agent for the Funds with respect to mailing annual, semi-annual and quarterly reports prepared by or on behalf of the Funds, and mailing new Prospectuses upon their issue to each Shareholder to the extent required by applicable law (but only to the extent such services have not been delegated by Fund Distributor to a nonaffiliated Broker-Dealer);

(XII) Furnishing such periodic statements of transactions effected by FDS, reconciliations, balances and summaries as the Funds may reasonably request;

(XIII) Maintaining such books and records relating to transactions effected by FDS as are required by the Act, or by any other applicable provision of law, rule or regulation, to be maintained by the Funds or their respective transfer agent with respect to such transactions, and preserving, or causing to be preserved any such books and records for such periods as may be required by any such law, rule or regulation and as may be agreed upon from time to time between FDS and the Funds. In addition, FDS agrees to maintain and preserve master files and historical computer tapes on a daily basis in multiple separate locations a sufficient distance apart to ensure preservation of at least one copy of such information;

(XIV) Withholding taxes on non-resident alien Accounts, preparing and filing U.S. Treasury Department Form 1099 and other appropriate forms as required by applicable law with respect to dividends and distributions (but only to the extent such services have not been delegated by Fund Distributor to a nonaffiliated Broker-Dealer); and

(XV) Reinvesting dividends for full and fractional shares and disbursing cash dividends, as applicable pursuant to instructions received from the Shareholder or nonaffiliated Broker-Dealer at the time an Account is established.

b. FDS agrees to act as proxy agent or assist such designated proxy agent in connection with the holding of annual, if any, and special meetings of Shareholders, mailing such notices, proxies and proxy statements in connection with the holding of such meetings as may be required by applicable law, receiving and tabulating votes cast by proxy and communicating to the Funds the results of such tabulation accompanied by appropriate certificates, and preparing and furnishing to the Funds certified lists of Shareholders as of such date, in such form and containing such information as may be required by the Funds.

c. FDS agrees to deal with, and answer in a timely manner, all correspondence and inquiries relating to the functions of FDS under this Agreement with respect to Accounts.

d. FDS agrees to furnish to the Funds such information and at such intervals as is necessary for each Fund to comply with the registration and/or the reporting requirements (including applicable escheat laws) of the Securities and Exchange Commission, Blue Sky authorities or other governmental authorities.

e. FDS agrees to provide to the Funds such information as may reasonably be required to enable each Fund to reconcile the number of outstanding Shares between FDS’s records and the account books of such Fund.

f. Notwithstanding anything in the foregoing provisions of this paragraph, FDS agrees to perform its functions thereunder subject to such modification (whether in respect of particular cases or in any particular class of cases) as may from time to time be agreed in a writing signed by both parties.

4. Compensation.

Each Fund agrees to pay FDS the fees and charges, as well as FDS’s out of pocket costs and extraordinary expenses, for services described in this Agreement as set forth in the Schedule of Fees attached hereto.

5. Right of Inspection.

FDS agrees that it will in a timely manner make available to, and permit, any officer, accountant, attorney or authorized agent of the Funds to examine and make transcripts and copies (including photocopies and computer or other electronic information storage media and print-outs) of any and all of its books and records which relate to any transaction or function performed by FDS under or pursuant to this Agreement. FDS will be entitled to recover all out of pocket and extraordinary costs associated with the Right of Inspection as outlined in the Schedules of Fees, incorporated herein.

6. Confidential Relationship.

FDS agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all information germane thereto, as confidential and not to be disclosed to any person (other than the Shareholder concerned or his/her authorized agent, or the Funds, or as may be disclosed in the examination of any books or records by any person lawfully entitled to examine the same) except as may be authorized by a Fund by way of an Officer’s Instruction.

7. Indemnification.

Each Fund, severally (but only to the extent applicable) but not jointly, shall indemnify and hold FDS harmless from any loss, costs, damage and reasonable expenses, including reasonable attorney’s fees (provided that such attorney is appointed with the Fund’s consent, which consent shall not be unreasonably withheld or delayed), incurred by it resulting from any claim, demand, action, or suit in connection with the performance of its duties hereunder, provided that this indemnification shall not apply to actions or omissions of FDS in cases of willful misconduct, failure to act in good faith or negligence by FDS, its officers, employees or agents, and further provided that prior to confessing any claim against it which may be subject to this indemnification, FDS shall give such Fund reasonable opportunity to defend against said claim in its own name. An action taken by FDS upon any Officer’s Instruction reasonably believed by it to have been properly executed shall not constitute willful misconduct, failure to act in good faith or negligence under this Agreement.

FDS shall indemnify and hold each Fund harmless from any loss, costs, damage and reasonable expenses, including reasonable attorney’s fees (provided that such attorney is appointed with FDS’s consent, which consent shall not be unreasonably withheld), incurred by it resulting from any claim, demand, action, or suit by any person in connection with any action taken or omitted to be taken by FDS as a result of FDS’s refusal or failure to comply with the terms of this Agreement, its bad faith, negligence, or willful misconduct. Further, provided that prior to confessing any claim against it which may be subject to this indemnification, such Fund shall give FDS reasonable opportunity to defend against said claim in its own name.

8. Regarding FDS.

a. FDS hereby agrees to hire, purchase, develop and maintain such personnel, facilities, equipment, software, resources and capabilities as it shall determine to be reasonably necessary for the satisfactory performance of the duties and responsibilities of FDS. FDS warrants and represents that its officers and supervisory personnel charged with carrying out its functions as Transfer Agent, Dividend Disbursing Agent and Shareholder Servicing Agent for the Funds possess the skill and technical knowledge appropriate for that purpose. FDS shall at all times exercise due care and diligence in the performance of its functions as Transfer Agent, Dividend Disbursing Agent and Shareholder Servicing Agent for the Funds. FDS agrees that, in determining whether it has exercised due care and diligence, its conduct shall be measured by the standard applicable to persons possessing such skill and technical knowledge.

b. FDS warrants and represents that it is duly authorized and permitted to act as Transfer Agent, Dividend Disbursing Agent and Shareholder Servicing Agent under all applicable laws and that it will immediately notify the Funds of any revocation of such authority or permission or of the commencement of any proceeding or other action which may lead to such revocation.

9. Subaccounting Services

The parties hereto acknowledge that the Fund Distributor may enter into written services or other agreements with nonaffiliated Broker-Dealers that provide subaccounting services to their customers with respect to Omnibus Accounts such nonaffiliated Broker-Dealers maintain at FDS (“Services Agreements”). Such Services Agreements may provide for the performance of subaccounting services by nonaffiliated Broker-Dealers on behalf of their respective customers and shall comply in all material respects with the criteria, if any, approved and adopted from time to time by the Fund Distributor and the Funds. FDS agrees to assist and advise the Fund Distributor in monitoring to the extent reasonably possible the services rendered by nonaffiliated Broker-Dealers pursuant to Services Agreements and to assist and advise the Fund Distributor that such criteria are reasonably satisfied. Upon the agreement of the parties hereto, FDS will assist and advise the Fund Distributor in performing auditing of the Subaccounts held by a Broker-Dealer that has entered into a Services Agreement.

10. Termination.

a. This Agreement shall become effective as of the date first above written and shall remain in force for two years thereafter and shall thereafter continue from year to year. This Agreement may be terminated by the Funds or FDS (without penalty to the Funds or FDS) provided that the terminating party gives the other party written notice of such termination at least sixty (60) calendar days in advance, except that the Funds may terminate this Agreement immediately upon written notice to FDS if the authority or permission of FDS to act as Transfer Agent, Dividend Disbursing Agent and Shareholder Servicing Agent has been revoked or if any proceeding or other action which a Fund reasonably believes will lead to such revocation has been commenced.

b. Upon termination of this Agreement, FDS shall deliver all Shareholder records, books, stock ledgers, instruments and other documents (including computerized or other electronically stored information) made or accumulated in the performance of its duties as Transfer Agent, Dividend Disbursing Agent and Shareholder Servicing Agent for the Funds along with a certified locator document clearly indicating the complete contents therein, to the Funds or any successor as may be specified in a notice of termination or Officer’s Instruction; and the Funds assume all responsibility for failure thereafter to produce any paper, record or documents so delivered and identified in the locator document, if and when required to be produced.

11. Amendment.

Except to the extent that the performance by FDS or its functions under this Agreement may from time to time be modified by an Officer’s Instruction, this Agreement may be amended or modified only by further written agreement between the parties.

12. Governing Law.

This Agreement shall be governed by the laws of the State of New York.

13. Agreement Binding Only on Fund Property.

FDS understands that, with respect to any Fund that is a Massachusetts or Delaware business trust, the obligations of this Agreement are not binding upon any Shareholder of any such Fund personally, but bind only such Fund’s property. FDS represents that it has notice of the provisions of the Funds’ respective Declarations of Trust disclaiming Shareholder liability for acts or obligations of the Funds.

14. Anti-Money Laundering

FDS agrees to perform such agreed anti-money laundering (“AML”) functions with respect to the Funds’ shares as the Funds or their agent may delegate to FDS from time to time or as FDS is otherwise obligated to perform. In accordance with mutually-agreed procedures, FDS shall use its best efforts in carrying out such agreed functions under the Funds’ AML program. Fund shareholders (which for this purpose shall mean only shareholders of record) are customers of the Funds and not customers of FDS and the Funds retain legal responsibility under the USA PATRIOT Act for AML compliance with respect to transactions in Fund shares. FDS agrees to cooperate with any request from examiners of United States Government agencies having jurisdiction over the Funds for information and records relating to the Funds’ AML program and consents to inspection by such examiners for this purpose.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers and their respective corporate seals hereunto duly affixed and attested, as of the day and year above written. The parties hereto have executed this Amendment as of this 2nd day of January 2004.

Financial Data Services, Inc.

By:	/s/ SHARON L. HOCKERSMITH
Sharon L. Hockersmith
Vice President

Merrill Lynch Mutual Funds, as represented by each investment company designated in the Schedules of Fees attached hereto.

By:	/s/ DONALD BURKE
Donald Burke
Vice President and Treasurer

SCHEDULES OF FEES

MERRILL LYNCH MUTUAL FUNDS

Schedule I. Transfer Agency and Record-keeping Fees:

Each of the Schedule 1 Funds listed below shall pay monthly the following transfer agency and record-keeping fees to FDS, unless otherwise noted:

Distribution Channel	Annual Account Fee[7]
	Class A, I & R	Class B & C

Proprietary Retail[1]	$16	$19

Third Party[2]	$16	$19

Direct Account	$20	$23

MFA ER1SA3	0.10%	0.10%

RG Recordkept Plans[4]	$16	$19

ML Connect Network Plans[5]	$16	$19

BISYS Recordkept Plans[6]	$19	$19

NOTES:

1.	Shares are sold through Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), excluding MFA ERJSA accounts. Certain MLPF&S fee-based program accounts are subject to separately negotiated transfer agency and record-keeping fees.

2.	Shares are sold through Broker-Dealers other than MLPF&S.

3.	Shares are held through the MLPF&S MFA (Mutual Fund Advisor) program, or any other fee-based program, in accounts requiring equalization under ERISA. Fees are calculated based on average daily net assets.

4.	Shares are sold to participants of a defined benefit or defined contribution plan (a “Plan”) that is recordkept by Merrill Lynch Retirement Group.

5.	Shares are sold to participants of a Plan for which a third-party administrator is the record-keeper pursuant to certain agreements with Merrill Lynch.

6.	Shares are sold to participants of a Plan for which BISYS Plan Services, L.P. is the recordkeeper pursuant to certain agreements with MLPF&S.

7.	Fees apply to Accounts and Subaccounts that are active for any portion of a month.

Schedule I Funds:

Merrill Lynch Basic Value Fund, Inc.

Mercury Basic Value Fund, Inc.

Merrill Lynch Value Opportunities Fund, Inc.

(fka, Merrill Lynch Small Cap Value Fund, Inc.)

Merrill Lynch Strategy Series, Inc.

Merrill Lynch Strategy Growth and Income Fund

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Merrill Lynch Strategy Long-Term Growth Fund

Merrill Lynch Strategy All-Equity Fund

Merrill Lynch Balanced Capital Fund, Inc.

Merrill Lynch Disciplined Equity Fund, Inc.

Merrill Lynch Global Growth Fund, Inc.

Merrill Lynch Senior Floating Rate Fund, Inc.

Merrill Lynch Senior Floating Rate Fund II, Inc.

Merrill Lynch Natural Resources Trust

Merrill Lynch Global Financial Services Fund, Inc.

Merrill Lynch U.S. High Yield Fund, Inc.

Merrill Lynch Equity Dividend Fund

Merrill Lynch Bond Fund, Inc.

High Income Portfolio

Intermediate Term Portfolio

Merrill Lynch Core Bond Portfolio

Merrill Lynch California Municipal Series Trust

Merrill Lynch California Insured Municipal Bond Fund

Merrill Lynch Developing Capital Markets Fund, Inc.

Merrill Lynch Dragon Fund, Inc.

Merrill Lynch EuroFund

Merrill Lynch Global Allocation Fund, Inc.

Merrill Lynch Global SmallCap Fund, Inc.

Merrill Lynch Global Technology Fund, Inc.

Merrill Lynch Global Value Fund, Inc.

Merrill Lynch Healthcare Fund, Inc.

Merrill Lynch International Equity Fund

Merrill Lynch Latin America Fund, Inc.

Merrill Lynch Multi-State Municipal Series

Merrill Lynch Florida Municipal Bond Fund

Merrill Lynch New Jersey Municipal Bond Fund

Merrill Lynch New York Municipal Bond Fund

Merrill Lynch Pennsylvania Municipal Bond Fund

Merrill Lynch Municipal Bond Fund, Inc.

National Portfolio

Insured Portfolio

Limited Maturity Portfolio

Merrill Lynch Municipal Series Trust

Merrill Lynch Municipal Intermediate Term Fund

Merrill Lynch Pacific Fund, Inc.

Merrill Lynch Utilities & Telecommunications Fund, Inc.

Financial Institutions Series Trust - Summit Cash Reserves

Summit Cash Reserves

Merrill Lynch Focus Twenty Fund, Inc.

Merrill Lynch Large Cap Series Funds, Inc.

Merrill Lynch Large Cap Value Fund

Merrill Lynch Large Cap Core Fund

Merrill Lynch Large Cap Growth Fund

Merrill Lynch Focus Value Fund, Inc.

Merrill Lynch Fundamental Growth Fund, Inc.

Merrill Lynch Short-Term U.S. Government Fund, Inc.

Merrill Lynch U.S. Government Mortgage Fund

Merrill Lynch World Income Fund, Inc.

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The Asset Program, Inc.

Mercury Growth Opportunity Fund

Merrill Lynch Mid Cap Value Opportunities Fund (fka, Merrill Lynch Mid Cap Value Fund)

Merrill Lynch Investment Managers Funds, Inc.

Merrill Lynch Low Duration Fund

Mercury Funds II Trust

Merrill Lynch International Value Fund

Mercury Funds, Inc.

Merrill Lynch Small Cap Growth Fund

Merrill Lynch Pan-European Growth Fund

Merrill Lynch International Fund

Merrill Lynch Global Balanced Fund

Merrill Lynch Principal Protected Trust

Merrill Lynch Basic Value Principal Protected Fund

Merrill Lynch Fundamental Growth Principal Protected Fund

Merrill Lynch Core Principal Protected Fund

Merrill Lynch Real Investment Fund

Merrill Lynch Inflation Protected Fund

Schedule II. Transfer Agency and Record-keeping Fees:

Each series of the Merrill Lynch Index Funds, Inc. shall pay FDS a fee at the annual rate of 0.05% of the average daily value of the net assets of such series, as determined and computed in accordance with the description of the determination of net asset value contained in prospectus and statement of additional information.

Merrill Lynch Index Funds, Inc.

Merrill Lynch Aggregate Bond Index Fund

Merrill Lynch International (Cap Weighted) Index Fund

Merrill Lynch S&P 500 Index Fund

Merrill Lynch Small Cap Index Fund

Schedule III. Transfer Agency and Record-keeping Fees:

Each series of the Merrill Lynch Variable Series Funds, Inc. and each series of the Merrill Lynch Series Fund, Inc. shall pay FDS a fee at the annual rate of $5,000.

Merrill Lynch Variable Series Funds, Inc.

Merrill Lynch American Balanced V.I. Fund

Merrill Lynch Basic Value V.I. Fund

Merrill Lynch Core Bond V.I. Fund

Merrill Lynch Domestic Money Market V.I. Fund

Merrill Lynch Fundamental Growth V.I. Fund

Merrill Lynch Global Allocation V.I. Fund

Merrill Lynch Global Growth V.I. Fund

Merrill Lynch Government Bond V.I. Fund

Merrill Lynch High Current Income V.I. Fund

Merrill Lynch Index 500 V.I. Fund

Merrill Lynch International Value V.I. Fund

Merrill Lynch Large Cap Core V.I. Fund

Merrill Lynch Large Cap Growth V.I. Fund

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Merrill Lynch Large Cap Value V. I. Fund

Merrill Lynch Value Opportunities V.I. Fund (fka, Merrill Lynch Small Cap Value V.I. Fund)

Merrill Lynch Utilities and Telecommunications V.I. Fund

Merrill Lynch International Value V.I. Fund

Merrill Lynch Series Fund, Inc.

Merrill Lynch Balanced Capital Strategy Portfolio

Merrill Lynch Large Cap Core Strategy Portfolio

Merrill Lynch Core Bond Strategy Portfolio

Merrill Lynch Fundamental Growth Strategy Portfolio

Merrill Lynch Global Allocation Strategy Portfolio

Merrill Lynch High Yield Portfolio

Merrill Lynch Intermediate Government Bond Portfolio

Merrill Lynch Money Reserve Portfolio

Schedule IV. Transfer Agency and Record-keeping Fees:

Each of the Schedule IV Funds listed below shall pay the following agency and record-keeping fees to FDS on an annual basis per account, unless otherwise noted:

Distribution Channel	Active Account Fee[4]			Closed Account Fee[5]			Transaction Fee
	“A” Funds	“B” Funds	“C” Funds	“A” Funds	“B” Funds	“C” Funds	“A” Funds	“B” Funds	“C” Funds
MLPF&S	$15.00	$6.50[6]	$10.00	$0.20/ month	$0.20/ month	$0.20/ month	N/A	N/A	N/A
Direct Account	$15.00	$6.50[6]	$10.00	$0.20/ month	$0.20/ month	$0.20/ month	N/A	N/A	N/A
MFA ERISA[1]	0.10%	0.10%	0.10%	N/A	N/A	$0.20/ month	N/A	N/A	N/A
RG Recordkept Plans[2]	$8.50	$6.00	$8.50	N/A	N/A	$0.20/ month	$1.00/ Trans	$1.00/ Trans	$1.00/ Trans
ML Connect Recordkept Plans[3]	$12	$12	N/A	N/A	N/A	N/A	N/A	N/A	N/A

NOTES:

1.	Shares held in the MFA (Mutual Fund Advisor) program or any other program requiring equalization under ERISA. Fees are calculated based on daily average assets.

2.	Shares are sold to participants of a defined benefit or defined contribution plan (a “Plan”) that is record kept by Merrill Lynch Retirement Group.

3.	Shares are sold to participants of a Plan for which a third-party administrator is the record-keeper pursuant to certain agreements with Merrill Lynch.

4.	An Active Account Fee will be assessed on an account that is open for any part of a month, including accounts with a negative balance (short accounts) and accounts that close during the month.

5.	A Closed Account Fee will be assessed on all accounts that close during the calendar year. Application of this Fee will commence the month following the month in which the account is closed and be assessed for the remainder of the calendar year.

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6.	For accounts greater than $1 million the charge is $6.00 per account, and less than $1 million is $6.50.

SCHEDULE IV FUNDS

“A” FUNDS	“B” FUNDS	“C” FUNDS
Ready Assets Trust	ML Retirement Series Trust – ML Retirement Reserves	CBA Money Fund
Money Fund

Merrill Lynch USA		CMA Money Fund
Government Reserves

Merrill Lynch U.S. Treasury		CMA Government Securities Fund
Money Fund
CMA Tax-Exempt Fund
CMA Treasury Fund
CMA Multi-State Municipal
Series Trust:
CMA Arizona Municipal
Money Fund
CMA California
Municipal Money Fund
CMA Connecticut
Municipal Money Fund
CMA Massachusetts
Municipal Money Fund
CMA Michigan Municipal
Money Fund
CMA New Jersey
Municipal Money Fund
CMA New York
Municipal Money Fund
CMA North Carolina
Municipal Money Fund
CMA Ohio Municipal
Money Fund
CMA Pennsylvania
Municipal Money Fund
WCMA Money Fund
WCMA Government Securities Fund
WCMA Tax-Exempt Fund
WCMA Treasury Fund

Out-of-Pocket Expenses:

The Funds shall pay the following out-of-pocket costs incurred by FDS:

•	AML compliance costs, including, but not limited to, legal fees, reporting agency fees, and incremental personnel expenses, but only insofar as any of the foregoing fees and expenses relate to “direct” individual accounts. The Funds shall not pay for any AML compliance costs related to the underlying beneficial owners of any Subaccounts.

•	Postage

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•	Special Mail processing expenses, including, but not limited to, postal presort, householding, exception extract, and duplicate elimination)

•	Envelopes/stationery

•	Record storage and retrieval

•	Telephone (local and long distance)

•	Pre-authorized checks

•	Returned check fees/charges and other similar fees/charges

•	Handling costs or similar supplemental charges imposed by ADP or other vendor delivering goods and services related to the Agreement

•	Fed wire charges, excluding wires to/from Fund custody accounts

•	Forms

•	All incremental out-of-pocket costs associated with assistance to the Fund Distributor pursuant to Article 9 of this Agreement.

•	Any other costs as mutually agreed by the parties

Estimated miscellaneous out-of-pocket expenses are paid monthly based on an annualized rate of $0.04 per Account or Subaccount. This estimated expense rate may be increased or decreased periodically, as necessary, to more accurately reflect anticipated actual expenses. On a semi-annual basis, the actual miscellaneous out-of-pocket expenses incurred will be compared to the estimated out-of-pocket expense paid. The appropriate adjustment will be made by FDS Finance and MLIM Accounts Payable at that time.

Extraordinary Expenses:

The fees and expense reimbursements described above do not cover extraordinary services, including, but not limited to, administration of a reorganization or liquidation of a Fund, mandated regulatory servicing changes, remedial actions necessitated by errors or omissions of a Fund or any of its agents, or conversion of a Fund to another transfer agent. Fees and expense reimbursements, in connection with extraordinary services, will be mutually agreed by the parties prior to the performance of such services.

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